Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated March 7, 2007 except as to Note 16 which is as of May 29, 2007 relating to the financial statements and financial statement schedules of Crum & Forster Holdings Corp. and subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Financial Data” and “Selected Historical Consolidated Financial Data” in such Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
June 29, 2007